Exhibit 99.1

Press Release

Intcomex, Inc. Announces Results of Exchange Offer for its 13  1/4% Second Priority Senior Secured Notes due 2014

Miami, FL – March 23, 2011 – Intcomex, Inc. (“Intcomex”) today announced the final results of its offer to exchange all of its outstanding 13  1/4% Second Priority Senior Secured Notes due 2014, which were not registered under the Securities Act of 1933 (“Initial Notes”), for an equal principal amount of its 13  1/4% Second Priority Senior Secured Notes due 2014, which have been registered under the Securities Act of 1933 (“New Notes”). The exchange offer commenced on February 8, 2011, was scheduled to expire at 5:00 p.m. New York City time on March 9, 2011, and was extended until 5:00 p.m. New York City time on March 11, 2011.

The Bank of New York Mellon Trust Company, N.A., acting as exchange agent for the exchange offer, advised the Company that all of the $120,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer was made only pursuant to the prospectus dated February 8, 2011, the prospectus supplement dated March 10, 2011 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Intcomex

Intcomex is a United States-based value-added distributor of information technology (“IT”) products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 41 countries.

Cautionary Information Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” regarding future events or the future performance of the Company. These statements are expectations and predictions based upon information available to the Company at the time of this press release, which should be read in conjunction with the risk factors included in the Company’s periodic reports filed with the Securities and Exchange Commission that discuss important factors that could cause the Company’s actual events or results to differ materially from current expectations and those anticipated in such statements. Readers are cautioned not to place undue reliance on these statements that speak only as of the date the statements were made.

Contact

Intcomex, Inc.

Investor Relations

ir@intcomex.com

(305) 477-6230 Ext. 500888